Contacts:

Media Relations	Investor Relations
Brian Beades	Tom Wojcik
212-810-5596	212-810-8127
brian.beades@blackrock.com	tom.wojcik@blackrock.com

BlackRock Announces Appointment of Cheryl D. Mills to Board of Directors

New York, October 8, 2013 – BlackRock, Inc. (NYSE:BLK) today announced that Cheryl D. Mills, former Counselor and Chief of Staff to Secretary of State Hillary Clinton, has been elected to the Company’s Board of Directors.  Ms. Mills, who left the U.S. Department of State in February 2013, will join the Board on November 20th as an independent director.

Laurence D. Fink, BlackRock Chairman and CEO, said, “For nearly two decades, Cheryl has been an extraordinary advisor to the highest levels of government.  She brings unique insight in public policy, international diplomacy and economic development that will add further dimension and breadth to our already well-regarded Board of Directors.  Throughout her career, she has held important positions in business and has proven her capabilities in a rapidly expanding and changing marketplace.  She will make an exceptional addition to our Board.”

While at the U.S. Department of State, Ms. Mills was a counselor and advisor on major foreign policy challenges and operational priorities.  As a vocal public advocate for relief and development efforts in Haiti, she structured and led a significant public-private partnership that resulted in the development of one of the largest industrial parks in the Caribbean.

Previously, Ms. Mills was with New York University from 2002 to 2009 where she was Senior Vice President for Administration and Operations and as General Counsel. During her tenure, Ms. Mills convened strategic partners and negotiated the structure, framework, terms and conditions for the University’s campus in the United Arab Emirates – one of the first full degree-granting American campuses abroad.  She also served as Secretary of the University’s Board of Trustees.  From 1999 to 2001, Ms. Mills was Senior Vice President for Corporate Policy and Public Programming at Oxygen Media, where she oversaw public policy, communications and philanthropic and community initiatives, as well as Oxygen’s legal and political programming.

Prior to joining Oxygen, Ms. Mills was Deputy Counsel to President Clinton and served as a key advisor.  She was the White House Associate Counsel and served as an Associate at the Washington D.C. law firm of Hogan & Hartson.

During her professional career, Ms. Mills has served on several corporate boards, including: Cendant Corporation, a consumer real estate and travel conglomerate, from 2000 to 2006; and Orion Power, an independent electric power generating company, from 2000 to 2002.  She has also served on the boards of various nonprofits, including the National Partnership for Women and Families, the Leadership Conference for Civil Rights Education Fund, the Jackie Robinson Foundation, the Center for American Progress, SeeForever Foundation and the William J. Clinton Presidential Library Foundation (not-for-profit).

With the addition of Ms. Mills, BlackRock’s Board of Directors will expand to 19 members, including 13 independent directors.

About BlackRock

BlackRock is a leader in investment management, risk management and advisory services for institutional and retail clients worldwide.  At June 30, 2013, BlackRock’s AUM was $3.857 trillion.  BlackRock helps clients meet their goals and overcome challenges with a range of products that include separate accounts, mutual funds, iShares® (exchange-traded funds), and other pooled investment vehicles. BlackRock also offers risk management, advisory and enterprise investment system services to a broad base of institutional investors through BlackRock Solutions®.  Headquartered in New York City, as of June 30, 2013, the firm had approximately 10,700 employees in 30 countries and a major presence in key global markets, including North and South America, Europe, Asia, Australia and the Middle East and Africa.  For additional information, please visit the Company's website at www.blackrock.com

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